SEPARATION AGREEMENT

    THIS SEPARATION AGREEMENT (this “Agreement”) is dated as of August 11, 2025 (the “Effective Date”), by and between Robyn D’Elia, an individual (“Executive”), and PETMED EXPRESS, INC., a Florida corporation whose principal place of business is located at 420 South Congress Avenue, Delray Beach, FL 33445 (the “Company”). The Company and Executive are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS

A.    Executive is currently employed by the Company as the Company’s Chief Financial Officer, and in connection therewith, the Company and Executive are parties to an Executive Employment Agreement with an effective date of September 16, 2024 (the “Employment Agreement”).
B.    Executive and the Company desire to hereby set forth certain mutual agreements and understandings relating to the separation of Executive from the Company as set forth below in this Agreement.
NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
TERMS
1.    Recitals. The foregoing Recitals are true and correct and are incorporated into this Agreement.
2.    Termination of Employment.
a.    Executive agrees that she has voluntarily resigned from her employment with the Company and its subsidiaries effective as of the close of business on August 11, 2025 (the “Employment Termination Date”). The Parties agree this Agreement shall constitute notice of said termination as set forth in Sections 4(iv) and 8 of the Employment Agreement. Executive hereby irrevocably waives any right to receive any advance notice of termination as set forth in Section 4(iv) of the Employment Agreement.
b.    Executive agrees that the Employment Agreement is terminated effective as of the Employment Termination Date and that neither Executive nor the Company will have any further rights or obligations under the Employment Agreement, provided that such termination of the Employment Agreement shall not affect (i) Executive’s obligations under, and the provisions set forth in, Sections 5, 9, 10, 14, 18 of the Employment Agreement, which shall remain in full force and effect after the Employment Termination Date in accordance with the terms and provisions thereof (such obligations of Executive, the “Continuing Obligations”), (ii) Executive’s indemnification rights (and the Company’s corresponding indemnification obligations) pursuant to and in accordance with (A) the indemnification provisions of Sections 607.0850 through 607.0859 of the Florida Business Corporation Act, and (B) Article 9 of the Company’s Third Amended and Restated Bylaws (collectively, the “Indemnification Rights”). Executive also agrees that she will at all times after the Effective Date and Employment Termination Date continue to be subject to the PetMed Express, Inc. Executive Compensation Recovery Policy. Notwithstanding clause (i) of the preceding, the covenant set forth in the first two sentences of Section 5(b) of the Employment Agreement shall not be a Continuing Obligation after the

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expiration of the Consulting Period (as defined below) and shall terminate effective as of the end of the Consulting Period, provided that all other obligations in Section 5 of the Employment Agreement shall survive the expiration of the Consulting Period and constitute a Continuing Obligation at all times.
c.    Executive hereby resigns, as of the Employment Termination Date, from the offices of Chief Financial Officer, and from all other offices, directorships, manager positions, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company and its direct and indirect subsidiaries, and Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
3.    Post-Termination Consulting Services; Cooperation and Assistance.
a.    In consideration of and as an inducement to the Company entering into this Agreement when not otherwise obligated to do so, Executive agrees that she will, during the three-month period commencing on the Employment Termination Date (the “Consulting Period”), provide the Company, on an as-needed and as-requested basis, such consulting services as the Company may from time to time reasonably request relating to matters that were within the purview of Executive’s role and duties to the Company during her employment (the “Consulting Services”), up to a maximum of five (5) hours of Consulting Services during each calendar week during the Consulting Period. The Consulting Services shall be rendered remotely and may include, without limitation and at the request of the Company, being available by email, through internet connection, and by telephone during normal business hours during ordinary business days, to answer questions and provide information and assistance relating to, and to otherwise cooperate with the Company and its management with respect to, transitional matters and other matters that Executive was involved with during the term of her employment with the Company. The Consulting Services shall be rendered for no additional compensation other than payment of the compensation described in Section 5 below.
b.    In addition to the Consulting Services and in consideration of the benefits provided for in Section 5 below, Executive agrees to reasonably cooperate with the Company and any of the Released Parties (as defined below) as to any current or future litigation, internal investigations, information inquiry, or contractual disputes on matters in which she was involved or about which Executive gained knowledge while an employee or director of the Company. This duty of cooperation shall include, but shall not be limited to: (a) meeting with the Company’s or the Released Parties’ attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events (including an initial meeting to be held within 24 hours of the time that this Agreement is executed); and (b) signing, at Company’s, Released Parties’, or their attorneys’ request, declarations or affidavits that truthfully state the matters of which Employee has knowledge. General information or background inquiries will be answered by the Executive within two (2) business days. When it seeks future cooperation, the Company will endeavor to avoid disrupting or interfering with the Executive’s future employment or future business or personal obligations, and the Executive will not unnecessarily or unreasonably claim or assert interference with her future business or personal obligations. The Company agrees to reimburse Executive for

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reasonable out-of-pocket expenses (including reasonable attorneys’ fees pursuant to the Indemnification Rights) incurred at the request of the Company with respect to this Section 3.
4.    Outstanding Equity Awards. The Parties agree and acknowledge that the outstanding equity awards held by Executive shall be treated in the manner set forth on Exhibit A hereto, which is incorporated into this Agreement by this reference.
5.    Consideration. In consideration of Executive’s agreements, releases, and covenants set forth in this Agreement, so long as (i) Executive does not revoke this Agreement pursuant Sections 20 or 21 of this Agreement (and no payments hereunder shall be due until the expiration of the Revocation Period, as defined below), and (ii) Executive complies with the terms and provisions of this Agreement, Executive will be entitled to the following compensation:
a.    Payment of an amount equal to the sum of (i) Four Hundred Twenty-Five Thousand Dollars ($425,000), which is the equivalent of twelve (12) months of Executive’s current Base Salary (as defined in the Employment Agreement) plus (ii) an additional Thirty Five Thousand Four Hundred Seventeen dollars ($35,417) in lieu of the notice period contemplated by Section 4(iv) of the Employment Agreement, for an aggregate of Four Hundred Sixty Thousand Four Hundred Seventeen dollars ($460,617). The aggregate amount set forth in the preceding sentence shall be paid in equal installments over a period of thirteen (13) months on the regular payroll dates of the Company minus required tax withholdings; and
b.    Company shall pay to Executive, in equal monthly installments (and subject to applicable tax and other withholdings), an amount equal to the premium payments for continuing medical, dental and vision coverage for Executive (and Executive’s family, if covered under Company’s group health plan as of the Employment Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for the eighteen (18)-month period following the Employment Termination Date, but only to the extent Executive and Executive’s family elects and remains entitled to COBRA continuation coverage during such time period; and
c.    Company shall pay to Executive, on the first regular payroll date of the Company after the expiration of the Revocation Period, an amount equal to Thirty Two Thousand Six Hundred Two dollars ($32,602), which represents Executive’s accrued and unpaid vacation days through the Employment Termination Date.
Executive acknowledges and agrees that rights and consideration set forth in this Section 5 consist of rights and consideration to which Executive would not otherwise be entitled in the absence of this Agreement and in the absence of the releases of Executive set forth herein. Executive agrees and acknowledges that, as of the Employment Termination Date and thereafter, Executive will be entitled to no compensation other than (x) accrued and unpaid salary and benefits at the rate set forth in the Employment Agreement through the Employment Termination Date (“Accrued Compensation”), and (y) the rights set forth in this Section 5. The Company agrees that, in the event of a Change of Control (as defined in the Employment Agreement) of the Company hereafter, any amounts that remain unpaid in this Section 5 as of the date of the closing of the Change of Control shall be paid in full upon the closing of such Change of Control.
6.    Survival of Certain Obligations; Updating of Social Media Accounts; Continuing Obligations under Securities Laws.

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a.    Notwithstanding the termination of Executive’s employment and the termination of the Employment Agreement, Executive agrees and acknowledges that all of the Continuing Obligations shall remain in full force and effect at all times hereafter (including after the Effective Date and Employment Termination Date).
b.    Executive agrees that within five (5) business days following the Employment Termination Date, Executive will update her accounts or profiles on any social media platform (including, but not limited to, Facebook, X, or LinkedIn) to reflect that Executive is no longer employed by or affiliated with the Company.
c.    Executive acknowledges, understands, and agrees that: (i) for purposes of Rule 144 under the Securities Act of 1933, as amended, she will be deemed an “affiliate” of the Company for a period of ninety (90) days following the Employment Termination Date, (ii) she may, following the Employment Termination Date, continue to have certain obligations and liabilities under Section 16 of the Securities Exchange Act of 1934 Act, as amended, and Executive agrees to comply with the applicable provisions of said Section 16, and (iii) Executive may continue to be in possession of material nonpublic information regarding the Company for an indefinite period of time following the Employment Termination Date and that she will, in fact, be deemed to be in possession of material nonpublic information regarding the Company, and Executive agrees to comply with all laws, rules, and regulations regarding trading securities of an issuer while in possession of material nonpublic information of such issuer.
7.    No Filed Claim. Executive agrees that Executive has not suffered any on-the-job injury for which Executive has not already filed a claim.
8.    Releases and Waivers of Claims. In consideration for the compensation set forth in Section 5 hereof and the other agreements of the Company herein, Executive hereby unconditionally and irrevocably releases, waives and forever discharges the Company and all past and present parents, successors in interests and assigns, affiliates, subsidiaries, divisions, departments, wholly-owned corporations or partnerships, business associations, sole proprietorships, insurers and its current or former officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders, members, partners, or employees, in both their individual and official capacities (herein collectively referred to as “Released Parties”), of and from, and agrees not to sue and not to assert against them, any causes of action, claims and demands whatsoever, known or unknown, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law, rule, or regulation, including, but not limited to, the Civil Rights Act of 1886, 1871, 1964, and 1991; 42 U.S.C. Section 1981; the Age Discrimination in Employment Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act; the Immigration Reform and Control Act of 1986; the Worker Adjustment Retraining and Notification Act; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act; the Florida Civil Rights Act of 1992; the Florida Minimum Wage Act; the Genetic Information Nondisclosure Act; the Florida Whistle-Blower’s Act; Sections 440.205 and 448.101-105, Florida Statutes; the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, as amended by the New York City Pregnant Workers Fairness Act, and the New York City Earned Safe and Sick Time Act, the New Jersey Law Against Discrimination (NJLAD), the New Jersey Family Leave Act (NJFLA), the New Jersey Conscientious Employee Protection Act (NJCEPA), the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers' Compensation Law (NJWCL), the New Jersey Equal Pay Act, the New Jersey Security and Financial Empowerment Act (SAFE Act), the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick

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Leave Law, and any similar New York or other state or federal statute ,and any other statutory, common law, or public policy claim, whether in tort (including without limitation any claim for assault, battery, intentional infliction of emotional distress, invasion of privacy, negligence, or negligent hiring, retention, or supervision) or contract including but not limited to any claims of any breach of any prior letters or employment agreements with the Company; whether federal, state, or local; whether at law or in equity; including attorney fees, costs, and expenses, to the date of this Agreement. Executive expressly intends this release to reach to the maximum extent permitted by law. Notwithstanding this provision, expressly excluded from this release, are any of the Company’s obligations to Executive pursuant to this Agreement.
EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE OF THIS AGREEMENT, EVEN IF EXECUTIVE DOES NOT, AT THE TIME EXECUTIVE SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS.
9.    Challenge to Enforceability. Executive agrees that this Agreement was reached after she had sufficient time to consult with her legal counsel, Paul Hastings, LLP, and any other attorney she may have chosen to consult with. Executive therefore waives any claim that she was coerced in any way to enter into this Agreement. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. Nothing in this Agreement shall prevent Executive’s participation in any legal proceedings against the Company or any Released Party in compliance with a summons that requires such participation, or Executive’s initiation of or participation in administrative proceedings or investigations of the EEOC or other Government Agencies; provided, however, that this Agreement shall prevent Executive from receiving any monetary or financial damages or recoveries from the Company or any Released Party or reinstatement with the Company in connection with any such proceedings or investigations which is not based on recovering or receiving an award paid by a Government Agency. Executive represents that Executive has not filed or asserted any claims whatsoever against the Company or any Released Party. Nothing contained in this Agreement shall prevent either Party from bringing any claim for breach or to otherwise take legal action to enforce this Agreement’s terms in accordance with the provisions hereof. Further, Executive does not release any claims for indemnification under the Indemnification Rights.
10.    Defend Trade Secrets Act Disclaimer; Other Statements.
a.    Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law.  The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.
b.    If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed trade secrets or confidential information, Executive should report

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such activity to the Company’s Chair of the Board. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s trade secrets and confidential information which otherwise exists. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
c.    Nothing contained in this Agreement or in the Continuing Obligations shall be deemed to prevent Executive from disclosing any information or facts concerning matters Executive reasonably believes to be illegal discrimination, illegal harassment; illegal retaliation; a wage and hour violation; or sexual assault or is recognized as against a clear public policy mandate. In addition, notwithstanding the continuing obligations in Section 14 of the Employment Agreement, nothing shall prohibit Executive from making truthful statements in connection with a legal proceeding, and nothing in Section 14 prohibits Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
11.    Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
12.    Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the Parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement and subject to Section 13 below, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in, Palm Beach County, Florida, including the United States District Court for the Southern District of Florida. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.
13.    Arbitration of Disputes. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved pursuant to the Dispute Resolution provisions set forth in Section 10 of the Employment Agreement.
14.    Entire Agreement. This Agreement incorporates the entire understanding among the Parties with respect to the subject matter hereof. In reaching the agreements in this Agreement, neither Party has relied upon any representation or promise, oral or written, except those set forth herein. This Agreement has been duly authorized by the Parties and duly executed on behalf of each Party by the duly authorized officers or principals and in the manner required by all laws and regulations applicable to each such entity.
15.    Counterpart Signatures. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute the same agreement. The Parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.
16.    Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party identified herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The

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Company may assign this Agreement to any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company. In as much as the duties of Executive hereunder are personal in nature, she may not assign this Agreement.
17.    Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the Parties as originally expressed herein.
18.    Non-disparagement. Executive will at all times hereafter comply with Section 14 of the Employment Agreement. The Company agrees that it will instruct the members of its board of directors and its executive officers not to publish or communicate in any way any information or opinions intended to damage or otherwise disparage the reputations of Executive; provided, however, that nothing herein shall restrict the Company or any officer, director, or employee thereof from making truthful statements in connection with a legal proceeding, government investigation, filings with the U.S. Securities and Exchange Commission, or in communications with the Company’s current or future auditor.
19.    Voluntary Execution. Executive represents that Executive has read this Agreement in its entirety and has had the opportunity to consult with legal counsel prior to signing this Agreement and that Executive is fully aware of its contents and of its legal effect. Executive signs this Agreement of Executive’s own free will and act, without any legal reservations, duress, coercion or undue influence, and it is Executive’s intention that Executive be legally bound hereby. Executive is hereby advised she has the right to consult with an attorney of her own choosing before entering into this Agreement.
20.    Period to Consider and Revoke. Executive acknowledges that Executive was offered the opportunity to consider this Agreement for a period of twenty-one (21) days from the time Executive received it on August 8, 2025. After consultation with her attorney, the Executive has voluntarily agreed to execute the Agreement in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AFTER THE EFFECTIVE DATE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. Executive can revoke this Agreement at any time during the seven (7) days after signing it (the “Revocation Period”).
21.    Acceptance and/or Revocation. IMPORTANT NOTICE TO EXECUTIVE: Executive may accept this Agreement by signing it and returning it to the Company. Executive may exercise her right to revoke her decision to sign this Agreement by sending a written notice of revocation to the individual at the email address specified below by no later than the last day of the Revocation Period stated in Section 20 above:
Leslie Campbell, Chair of Board of Directors
lcg.campbell@gmail.com

If Executive exercises her right to revoke, her termination of employment shall be deemed to be a Voluntary Resignation without Good Reason, as those terms are defined in the Employment Agreement, in which case she will receive only her Accrued Compensation through the date of termination, and she will be entitled to no other benefits or compensation hereunder (including no further rights under Sections 4 or 5 hereof) under the Employment Agreement or otherwise.

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[signatures follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Transition and Separation Agreement as of the date first written above.
PETMED EXPRESS, INC.

By: /s/ Leslie C.G. Campbell
Name: Leslie C.G. Campbell
Title: Chair, Board of Directors

EXECUTIVE:

/s/ Robyn D’Elia
Robyn D’Elia, individually

Date of Signature: August 11, 2025

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EXHIBIT A
to Separation Agreement

The Parties acknowledge and agree that the Company and Executive are currently parties a Restricted Stock Unit Award, dated September 24, 2024 (the “2024 RSU Agreement”), pursuant to which Executive was granted 250,000 restricted stock units (“RSUs”) under the Company’s 2024 Inducement Incentive Plan (the “2024 Plan”) upon the terms and conditions set forth in the 2024 RSU Agreement and the 2024 Plan, of which all 250,000 RSUs are unvested (the “Unvested 2025 RSUs”) as of the date of this Agreement. The Parties further agree that, upon the first day following the expiration of the Revocation Period and only if Executive has not revoked this Agreement pursuant to Section 19 or 20 of this Agreement, 81,735 the Unvested 2024 RSUs shall vest and 168,265 of the Unvested 2024 RSUs shall be forfeited. Executive and the Company hereby agree that the tax withholding requirement related to the foregoing vesting of RSUs shall be satisfied by the Company withholding for its own account the number of shares otherwise deliverable to the Executive having an aggregate Fair Market Value (as defined in the 2024 Plan) on the date the tax is to be determined equal to the tax that the Company must withhold in connection with such vesting. Executive acknowledges that, except for the 2024 RSU Agreement and subject to the foregoing, she does not hold and is not entitled to any options, restricted shares, performance shares, restricted stock units, performance stock units, or other equity awards from the Company under the Employment Agreement or otherwise.

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